UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 21, 2015 (Date of earliest event reported)
LightPath Technologies Inc. (Exact name of registrant as specified in its charter)

FL (State or other jurisdiction of incorporation)	000-27548 (Commission File Number)	86-0708398 (IRS Employer Identification Number)

2603 Challenger Tech CT, Suite 100 (Address of principal executive offices)		32826 (Zip Code)
407-382-4003 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 3.02. Unregistered Sales of Equity Securities

On January 20, 2015, LightPath Technologies, Inc. ("LightPath" or the "Company") closed a sale of its securities in accordance with that certain Securities Purchase Agreement with Pudong Science & Technology (Cayman) Co., Ltd. ("Pudong"), as previously disclosed in the Company's Current Report on Form 8-K filed on April 16, 2014. Prior to the closing, the Securities Purchase Agreement was amended (as amended, the "SPA") and assigned by Pudong to an affiliate, Pudong Science & Technology Investment (Cayman) Co. Ltd. ("Pudong Investment") on September 25, 2014.<br>

In connection with the closing, LightPath sold to Pudong Investment 930,790 shares of Class A Common Stock, $0.01 par value (the "Common Stock") at a price of $1.40 per share, which was adjusted from the initial per share purchase price of $1.62 pursuant to the terms of the SPA. The Company received gross cash proceeds from the issuance of the Common Stock in the amount of approximately $1,303,106. The Company intends to use the proceeds of the sale to provide working capital in support of its continue growth, particularly new product development, sales and marketing of its infrared product line, and capital expenditures related to the acquisition of new equipment.

Immediately following the issuance of the shares of Common Stock pursuant to the SPA, Pudong Investment beneficially owned 14.9% of the Company's outstanding shares of Common Stock.

The shares of Common Stock issue are exempt from the registration requirements of the Act. The shares of Common Stock are restricted securities that have not been registered under the Act and may not be offered or sold absent registration or applicable exemption from the registration requirements.

On January 21, 2015, the Company issued a press release disclosing the private placement. A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01. Financial Statements and Exhibits

See Exhibit Index

(d) Exhibits
            99.1       Press Release of LightPath Technologies Inc. dated January 21, 2015

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2015	LIGHTPATH TECHNOLOGIES INC. By: /s/ Dorothy M. Cipolla Dorothy M. Cipolla CFO

Exhibit Index
Exhibit No.	Description
99.1	Press Release of LightPath Technologies Inc. dated January 21, 2015